Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-255517 on Form S-8, No. 333-270526 on Form S-8, No. 333-280547 on Form S-8, No. 333-288186 on Form S-8, No. 333-278468 on Form S-3 and No. 333-280548 on Form S-3) of our report dated February 26, 2026, with respect to the consolidated financial statements of Definium Therapeutics, Inc.

/s/ KPMG LLP

San Diego, California

February 26, 2026